Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-195662 on Form S-3 of our report dated March 31, 2014 (May 30, 2014 as to the effects of the restatement discussed in the Introductory Note), relating to the consolidated financial statements of Par Petroleum Corporation and subsidiaries as of and for the year ended December 31, 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in the Introductory Note), appearing in the Annual Report on Form 10-K/A of Par Petroleum Corporation for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 11, 2014